Exhibit 99.1

Ludwig N. Hantson Elected to Hologic Board of Directors

MARLBOROUGH, Mass.--(BUSINESS WIRE)--November 19, 2018--Hologic, Inc. (Nasdaq: HOLX) announced today that Ludwig N. Hantson has been elected to the Company’s Board of Directors, effective immediately.

Dr. Hantson, who has more than 30 years of experience in the life sciences industry, is the Chief Executive Officer of Alexion Pharmaceuticals, Inc., a publicly-traded global biopharmaceutical company. Before joining Alexion, Dr. Hantson was President and Chief Executive Officer of Baxalta Incorporated. He led Baxalta’s spin-off as a public company from Baxter in July of 2015. He joined Baxter in May 2010 as the President of Baxter BioScience, and previously held leadership roles with Novartis AG and Johnson & Johnson.

“It is a pleasure to welcome Ludwig to our Board,” said Steve MacMillan, Hologic’s Chairman, President and Chief Executive Officer. “With his experience leading innovative companies, he brings additional depth to the operational expertise, strategic vision and global perspective of our Board.”

Dr. Hantson received his Ph.D. in motor rehabilitation and physical therapy, Master’s degree in physical education, and a certification in high secondary education, all from the University of Louvain in Belgium.

About Hologic

Hologic, Inc. is an innovative medical technology company primarily focused on improving women's health and well-being through early detection and treatment. For more information on Hologic, visit www.hologic.com.

Hologic and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statements

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company's plans, objectives, expectations and intentions, and statements regarding the Company's Board of Directors. These forward-looking statements are based on assumptions made by the Company as of this date and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks include, but are not limited to, the risk that the Company may not be able to attract and retain qualified Board members or executives. These risks are not exhaustive. Other factors that could adversely affect the Company's business and prospects are described in the filings made by the Company with the SEC. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented here to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

SOURCE: Hologic, Inc.

CONTACT:
Hologic, Inc.
Michael Watts
Vice President, Investor Relations and Corporate Communications
(858) 410-8588